EXHIBIT 10.5

LICENSE AND DISTRIBUTION AGREEMENT

AGREEMENT, dated as of January 7, 1999 (the “Effective Date”), by and between ARCHIPELAGO HOLDINGS, L.L.C., a Delaware limited liability company with its principal offices at 100 South Wacker Drive, Suite 2060, Chicago, IL 60606 (“Archipelago”), and TOWNSEND ANALYTICS, LTD., an Illinois corporation with its principal offices at 100 South Wacker Drive, Suite 2040, Chicago, Illinois 60606 (“TAL”).

WITNESSETH:

WHEREAS, TAL develops, maintains, and supports financial software (“TAL Technology”) that performs a variety of functions such as: (1) the display of market price quotations, news, and other information for analysis (marketed by TAL under the name “RealTick III”) and (2) order entry including initiating and transmitting of trading orders, position management, etc. (marketed by TAL under the name “RealTrade”);

WHEREAS, TAL gathers, formats and distributes market data compromised of certain securities and commodity prices and other data (“TAL Data”) and is licensed either directly by the various exchanges or by third party providers to distribute certain portions of that data to TAL subscribers;

WHEREAS, Archipelago, through itself and its subsidiaries, among other things, operates a NASD broker dealer which is a Qualified Electronic Communications Network as defined by the 1997 SEC Order handling rules (“ECN”), and a service bureau;

WHEREAS, Archipelago desires to use and to have Archipelago subscribers (“Subscribers”) use TAL Technology with TAL Data to display market information for the purpose of submitting trades to Archipelago and its Affiliates and other destinations that Archipelago desires to make available to its Subscribers;

WHEREAS, TAL is willing to license TAL Technology to Archipelago, on behalf of itself and its existing and future Affiliates, and Archipelago, on behalf of itself and its existing and future Affiliates, is willing to accept such license, pursuant to the terms and subject to the conditions set forth below;

WHEREAS, TAL is willing to license and distribute TAL Data to Archipelago and Archipelago Subscribers, and Archipelago, on behalf of itself and existing and future Affiliates, is willing to accept such license, pursuant to the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and warranties contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           DEFINITIONS.

(a) As used in this Agreement, the below terms have the following respective meanings:

“Affiliate” shall mean with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (ii) any other Person owning or controlling 25% or more of the outstanding voting securities of or other ownership interests in such Person or (iii) any officer, director, manager or partner of such Person.

“Agreement” means this License and Distribution Agreement.

“Archipelago” means Archipelago Holdings, L.L.C., a Delaware limited liability company that is the signatory to this Agreement and all Affiliates of Archipelago Holdings, L.L.C. existing as of the Effective Date or any entity that shall in the future become an Affiliate of Archipelago Holdings, L.L.C.

“Archipelago Network” means any network, system or method (whether broadcast, electronic, digital or other) operated or used by Archipelago at any time for the distribution of Archipelago products and services to Subscribers.

“Archipelago Property” means the Intellectual Property Rights and other proprietary and property rights in or embodied in any product, feature, package or service that is the property of or licensed (with the exception of such rights as are licensed hereunder) to Archipelago.

“Archipelago Subscriber” means any Person who is subscribing or will subscribe to the Services, as defined below, of Archipelago on the Effective Date of this License Agreement or thereafter.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Chicago, Illinois are authorized or obligated by law, regulation or executive order to be closed.

“Calendar Month” means each calendar month occurring during the Term (as defined in Section 7.1) or after the Term while Archipelago royalty payment obligations pursuant to Section 4.1 are still in effect.

“Effective Date” means the date of this Agreement set forth above.

“Governmental Body” means any supranational body or organization, country or government (federal, state, local, or foreign), any governmental or regulatory body thereof, any political subdivision thereof, any agency, instrumentality or authority thereof, any self-regulatory organization the rules and regulations of which are enforceable by law (including any such securities, futures or commodity exchange), or any court of competent jurisdiction.

“Intellectual Property Right” means any patent, copyright, trademark, service mark (and any application or registration in respect of any of the foregoing), trade secret, know-how and other intellectual property right of any type.

“Person” means an individual, corporation (including any non-profit corporation), association, general or limited partnership, organization, business, firm, limited liability company, joint venture, trust, estate, or other entity, association or organization, whether constituting a separate legal entity or not.

“Permission Server” means that component of the Server Technology that (x) controls access by Subscribers to various features of the TAL Technology, other components of the Server Technology and various data types and (y) enables other components of the Server Technology.

“RealNet” means the RealTick III and RealTrade software combined with TAL Data distributed over wide area networks such as frame relay or the public Internet.

“RealTick III” means the TAL client software application used to display market data and news consisting of, for example, quote screens, tables, charts, and Level 2 displays including any modifications, enhancements, upgrades, new versions or new releases thereof.

“RealTrade” means the TAL client software application RealTick III with order entry and position management features including any modifications, enhancements, upgrades, new versions or new releases thereof.

“Server Technology” means the software server applications, including the Permission Server, that provides real-time and historical market prices and news to the client applications such as RealTick III and RealTrade.

“Services” means the services (marketed by TAL as “RealNet”) to be provided to Archipelago Subscribers consisting of the RealTick III to display market data and news and RealTrade to enter trades and manage positions (referred to as TAL Technology herein) and market data (referred to as TAL Data herein).

“Subscriber” shall mean an Archipelago Subscriber.

“TAL Data” shall mean market information consisting of securities and commodity prices and other data which is gathered from various stock exchanges, commodity exchanges, news and other information sources either directly from the sources to TAL or through third party providers and the structure, sequence and organization of which is formatted by TAL.

“TAL Property” means the TAL Technology and TAL Data including the Intellectual Property Rights and other proprietary and property rights therein or embodied therein except those owned by third parties.

“TAL Subscriber Agreement” means the written agreement between TAL and a Subscriber which licenses TAL Technology and TAL Data to the Subscriber. The current version of agreement used by TAL for its customers in general is attached to this Agreement as Schedule B.

“TAL Technology” means the software client application heretofore marketed by TAL under the trade names “RealTick III(TM)”, “RealTick(TM)”, and “RealTrade(TM)”, together with any modifications, upgrades, enhancements, new versions, or new releases made thereto by TAL pursuant to the terms herein.

“TAL Toolkit” means TAL’s proprietary Application Programmer Interface for TAL Trading Tools, consisting of documentation, software libraries and sample code intended to permit development by independent software developers of applications using data and services provided by TAL.

“Third Party Technology” means any component of the TAL Technology with respect to which TAL does not own all Intellectual Property Rights and other proprietary and property rights.

“Trade Server” means that component of the TAL Technology that among other things contains databases of executed orders.

(b)           Each of the following terms is defined in the Section indicated:

Term	Section

Archipelago Permits	6.1(d)
Assertion	8.1(d)
Audited Party	4.3(c)
Auditing Party	4.3(c)
Claims Notice	8.1(d)
Confidential Information	5.3(a)
Damages	8.1(a)
Disclosing Party	5.3(a)
Indemnitee	8.1(d)
Indemnitor	8.1(d)
License Fee	4.1(a)(i)
New Releases	2.1.3
Other Party	7.2(a)
Qualifying Revenue	4.1(a)(i)
Receiving Party	5.3(a)
Referee	4.3(d)
Term	7.1
Terminating Party	7.2(a)

1.2           RULES OF CONSTRUCTION. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended or supplemented and not to any particular subdivision contained in this Agreement. The word “including” when used herein is not intended to be exclusive, or to limit the generality of the preceding words, and means “including, without limitation”. References herein to “dollars” and “$” are to United States dollars. References herein to an Article, Section, subsection, clause, Exhibit or Schedule shall refer to the appropriate Article, Section, subsection, clause, Exhibit or Schedule in or to this Agreement. All references herein to times of the day are to the times of the day in Chicago.

ARTICLE II

LICENSES

2.1           SOFTWARE.

2.1.1               TAL TECHNOLOGY.

(a)           TAL hereby grants to Archipelago,

(i)                                     the worldwide, non-exclusive, nontransferable (except as provided herein) right during the Term (subject to payment in accordance with Section 4.1) to use, reproduce and display the TAL Technology; and

(ii)                                  the worldwide, non-exclusive, and transferable right (subject to payment in accordance with Section 4.1) during the Term to market and distribute TAL Technology and to grant to Archipelago Subscribers worldwide, non-exclusive, non-transferable rights (subject to subsection (c)) (or, in

Archipelago’s discretion, less extensive rights, in either case subject to payment in accordance with Section 4.1) to use the TAL Technology.

(b)                                 Subject to the terms of this Agreement, Archipelago may use, reproduce, display, market or distribute the TAL Technology to provide (or in connection with providing) any Subscriber with the Service all in accordance with applicable law, and as determined in the sole discretion of Archipelago provided the Subscriber enters into a TAL Subscriber Agreement (it being understood that if such Subscriber shall be permitted to use the TAL Technology in accordance herewith after expiration of the Term, the provisions of this subsection shall continue to apply). Archipelago and TAL acknowledge and agree that Subscribers with TAL Subscriber Agreements expiring after the termination of this Agreement shall survive such termination and Subscribers shall be permitted to use the TAL Technology until the termination or expiration of such TAL Subscriber Agreement pursuant to the terms thereof, as contemplated in Section 3.5 as long as Archipelago fulfills its obligation to pay royalties and exchange fees as contemplated in Section 4.1.

(c)                                  Archipelago and its Subscribers are responsible for obtaining all regulatory licenses, permissions and approvals necessary to use the functionality of TAL Technology.

(d)                                 Archipelago and its Subscribers are responsible for providing all hardware and software such as the Microsoft Windows operating system required to operate the TAL Technology. If requested by Archipelago, TAL will provide a list, which may be modified from time to time, of currently recommended hardware and software.

2.1.2               CERTAIN REPRESENTATIONS AND WARRANTIES.

(a)           TAL represents and warrants that:

(i)                                     it is not subject to any contractual or other obligation or restriction that prohibits or would prohibit, or impairs or would impair, its grant of licenses and rights hereunder upon the terms and conditions provided herein;

(ii)                                  it has all rights necessary to grant the licenses and rights it grants hereunder under the terms and conditions provided herein without the approval or consent of any third party (including all necessary rights, titles, licenses, permissions and approvals in respect of the Third Party Technology);

(iii)                               the TAL Technology and the use of, making copies of, displaying, marketing and distribution thereof by Archipelago, upon the terms and conditions provided herein and the use thereof by Subscribers upon the terms and conditions provided herein, does not in any manner contravene, breach or constitute an unauthorized use, infringement or misappropriation of any Intellectual Property Right or any other property or proprietary right of any Person (including the owners of all such rights in the Third Party Technology).

(iv)                              the licenses and rights granted by it hereunder are free and clear of any liens, claims or encumbrances whatsoever, however and whenever arising, that would, in the aggregate, have a material adverse effect on the ability of Archipelago and the Subscribers fully to use such licenses and rights in accordance with the terms hereof;

(v)                                 to the best of TAL’s knowledge, the TAL Technology does not contain any “computer virus,” “time bomb” or other codes or programming devices that might or might not be used to access, modify, delete, damage or deactivate the TAL Technology, other than with respect to TAL’s “permissioning system”, and TAL has taken and will take commercially reasonable steps in the development of the TAL Technology to ensure that no such “computer virus” or “time bomb” is otherwise contained in the TAL Technology.

(vi)                              TAL EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED WITH RESPECT TO THE TAL TECHNOLOGY AND RELATED MATERIALS, OR THEIR QUALITY OF PERFORMANCE INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. TAL MAKES NO REPRESENTATION CONCERNING THE LIKELIHOOD OF PROFITABLE TRADING USING THE TAL TECHNOLOGY. THE TAL TECHNOLOGY IS LICENSED “AS IS” AND “WITH ALL FAULTS”. WITH THE EXCEPTION OF ARTICLE VIII, TAL AND ITS AFFILIATES WILL IN NO WAY BE LIABLE FOR ANY MONEY DAMAGES RESULTING FROM CLAIMS MADE BY ARCHIPELAGO OR THIRD PARTY(S) FOR ERRORS, OMISSIONS, OR DELAYS REGARDLESS OF CAUSE, IN THE TAL TECHNOLOGY, OR FOR ANY DAMAGES (WHETHER DIRECT OR INDIRECT OR CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) RESULTING THEREFROM, REGARDLESS OF CAUSE AND REGARDLESS OF WHETHER TAL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)                                 WITHOUT PREJUDICE TO ANY OF THE RIGHTS OR REMEDIES OF ARCHIPELAGO HEREUNDER, TAL COVENANTS AND AGREES THAT IT WILL TAKE SUCH ACTION AS IS NECESSARY TO CAUSE ITS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION TO BE TRUE AND CORRECT THROUGHOUT THE TERM, AND THEREAFTER UNTIL SUCH FURTHER TIME AS ARCHIPELAGO’S ROYALTY-PAYMENT OBLIGATION UNDER SECTION 4.1 SHALL HAVE CEASED. EXCEPT AS PROVIDED IN CLAUSE (a)(v) ABOVE AND CLAUSE (c) BELOW, TAL DOES NOT WARRANT THAT THE TAL TECHNOLOGY WILL BE ERROR OR BUG FREE OR THAT ALL ERRORS IN THE TAL TECHNOLOGY CAN BE CORRECTED.

(c)                                  Prior to January 1, 1999, the Software shall recognize the advent of the year 2000 and will correctly recognize and manipulate date information relating to dates on or after January 1, 2000 (including leap years) and the operation and functionality of the Software will not be adversely affected by the advent of the year 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000. The Software will comply with all regulatory and governmental requirements concerning year 2000 compliance. TAL shall use its best efforts to remediate any deficiency in the Software concerning year 2000 compliance.

2.1.3               ARCHIPELAGO TO RECEIVE BENEFIT OF UPGRADES: DISCHARGE OF LIENS. TAL covenants and agrees that:

(a)           with respect to upgrades, enhancements and new versions:

(i)                                     TAL will make available to Archipelago upgrades and enhancements (“New Releases”) of the TAL Technology after they become generally and commercially available so that, unless directed otherwise by Archipelago in a specific case, the TAL Technology supplied to Archipelago is at all times at least as useful, upgraded and enhanced as the most useful, upgraded and enhanced technology supplied by TAL to any Person (provided that the foregoing will not apply to any enhancement made for the sole benefit of a third party who funded the development expenses related thereto).

(ii)                                  Unless Archipelago notifies TAL in writing within 60 days of its receipt of any New Release that there are deficiencies in, or that further work is required with respect to, such New Release, such New Release shall be deemed to have been accepted by Archipelago and shall be installed without liability to either party. If Archipelago accepts such New Release, it shall upgrade its installation of software within a reasonable period of time.

(b)                                 if TAL shall become aware of the existence of any liens, claims or encumbrances with respect to the TAL Technology that shall arise at any time, and if any such liens, claims or encumbrances would, in the aggregate, have a material adverse effect on the ability of Archipelago or the Subscribers fully to use the TAL Technology in accordance with the terms hereof, TAL will cause such liens, claims or encumbrances to be removed, discharged or terminated as promptly as possible. This Section 2.1.3(b) shall survive the termination of this Agreement for any reason until such time as Archipelago royalty-payment obligation under Section 4.1(a) shall have ceased.

2.1.4               ERROR CORRECTION.

(a)                                  TAL will use commercially reasonable efforts to correct errors occurring in the TAL Technology except as provided in subsection (c) below for the benefit of Archipelago and its Subscribers, provided that with respect to any Third Party Technology, if TAL does not have the right to correct errors in the same, TAL will promptly notify the relevant third party licensor and use commercially reasonable efforts to ensure that such error is corrected as promptly as possible in accordance with the relevant licensing agreement.

(b)                                 To the extent that any TAL Technology is upgraded or enhanced, TAL will continue to correct errors in the replaced TAL Technology in accordance with this Section for up to twelve (12) months after the date that the upgrade was made available to Archipelago. TAL will not be required at any time during the term of this Agreement to support more than two versions of the TAL Technology.

(c)                                  TAL will not be responsible for (i) any error in the Archipelago Network, in an Archipelago Subscriber’s network, in the public Internet, or in the operating or telecommunications environment of Archipelago or any Subscriber; (ii) any error in the Archipelago Materials or any software other than the TAL Technology; (iii) any error caused by the use of any faulty or defective equipment, or any equipment, platform, system or configuration of Archipelago or any Subscriber or third party that is incompatible with the TAL Technology; (iv) any error arising out of any use of the TAL Technology not in accordance with the terms hereof; (v) any error in the TAL Technology caused by the use of faulty, defective or incompatible third-party hardware or software (other than Third Party Technology); or (vi) any error caused by the negligence or misconduct of Archipelago, Archipelago Subscribers or any third party. At Archipelago’s reasonable request, TAL, subject to its normal scheduling and commercial considerations, will cooperate with Archipelago at Archipelago’s expense, in evaluating such errors, recommending solutions, and, if reasonable, modifying the TAL Technology to mitigate or remedy the error.

(d)                                 If Archipelago at any time discovers an error in the TAL Technology, Archipelago shall give TAL a written report thereof. Each such error report will include a detailed description of the relevant error and of the operating environment (hardware or software) in which the TAL Technology was running when such error was discovered, and, a test case which demonstrates the error.

(e)                                  Subject to subsections (a) and (c), TAL will use reasonable commercial efforts to correct each reported error as soon as practicable, giving due regard to the seriousness of such error (and in any event no later than the next generally available release of the TAL Technology), provided that if Archipelago informs TAL that correction of such error is critical to the use or operation of the TAL Technology, or continuous and repeated failure of the TAL Technology, TAL will use its best efforts to correct such error as promptly as practicable. TAL will respond to each error report within seven (7) days (or five (5) Business Days, in the case of any error referred to in the preceding proviso), either correcting such error or providing a plan for correcting the same together with an estimated time frame for correction.

(f)                                    Except as otherwise provided in subsection (c), TAL will be solely responsible for any costs and expenses incurred by it under this Section (it being understood that the parties will equitably apportion the expenses relating to any error that involves a combination of one or more factors specified in subsection (c).

(g)                                 This Section shall survive the termination of this Agreement for any reason until such time as Archipelago’s royalty-payment obligation under Section 4.1(a) shall have ceased.

2.1.5               CEASE TO USE THE TAL TECHNOLOGY. As soon as Archipelago’s royalty-payment obligation under Section 4.1(a) shall have ceased and subject to Section 2.1.1(b), Archipelago will stop using the TAL Technology and make all reasonable efforts to cause Subscribers to stop using the TAL Technology.

2.2           MARKET DATA.

2.2.1               TAL DATA.

(a)                                  TAL hereby agrees, in the geographic areas designated in Schedule D, which may be modified from time to time by TAL:

(i)                                     to license TAL Data to Archipelago and distribute TAL Data to Archipelago over the Archipelago Network for the purposes of displaying market information in the TAL Technology (or other applications based on the TAL Toolkit); and

(ii)                                  to license and distribute TAL Data to Archipelago Subscribers and to distribute TAL Data to Archipelago Subscribers over the Archipelago Network, the Archipelago Subscribers network, or the public Internet for the purpose of displaying of market data in the TAL Technology (or other applications based on the TAL Toolkit);

(b)           provided that:

(i)                                     Each Archipelago Subscriber has entered into a properly executed TAL Subscriber Agreement;

(ii)                                  Archipelago and each Archipelago Subscriber provide properly executed exchange agreements, and approval of exchanges and sources (if required) is received; and

(iii)                               Archipelago requests that a particular subscriber be activated. The procedure for making this request will be specified in writing and modified from time to time by mutual consent.

(c)                                  Archipelago agrees, and understands that its Subscribers must agree, that:

(i)                                     TAL and the sources and third party providers of TAL Data have no liability for the accuracy or completeness of TAL Data or for delays, interruptions, or omissions therein; that

(ii)                                  Archipelago will not use TAL Data for any unlawful purpose; that

(iii)                               Archipelago will not redistribute or resell TAL Data and that

(iv)                              the arrangement between Archipelago and TAL, and Archipelago Subscribers and TAL with respect to TAL Data is subject to termination if the agreement between TAL and the sources or third party providers is terminated. Archipelago acknowledges that the sources or the third party provider of the TAL Data may terminate supply of the TAL Data without notice and that neither TAL nor the sources or the third party providers shall have any liability in connection therewith.

2.2.2               CERTAIN REPRESENTATIONS AND WARRANTIES.

(a)                                  TAL represents and warrants that it has the rights and licenses necessary to distribute TAL Data to Archipelago and Archipelago Subscribers (including all necessary rights, licenses, permissions and approvals in respect of the sources or third party providers).

(b)                                 TAL represents and warrants that TAL Data is gathered, formatted, displayed and distributed by means of proprietary software and methodologies which are the property of TAL and do not in any manner contravene, breach, infringe or constitute an unauthorized use or misappropriation of any Intellectual Property Right or any other property or proprietary right of any Person (including the owners of all such rights in the Third Party Technology)

(c)                                  TAL represents that the licenses and rights granted by it hereunder are free and clear of any liens, claims or encumbrances whatsoever, however and whenever arising, that would, in the aggregate, have a material adverse effect on the ability of Archipelago and the Subscribers fully to use TAL Data in accordance with the terms hereof;

(d)                                 TAL EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED WITH RESPECT TO TAL DATA, AND ITS QUALITY OF PERFORMANCE INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. TAL MAKES NO REPRESENTATION CONCERNING THE LIKELIHOOD OF PROFITABLE TRADING USING TAL DATA. TAL DATA IS LICENSED “AS IS” AND “WITH ALL

FAULTS”.

NEITHER TAL NOR ANY OF ITS AFFILIATES, THE EXCHANGES, OR THIRD PARTY PROVIDERS, WARRANT THAT TAL DATA WILL BE UNINTERRUPTED OR ERROR-FREE. ARCHIPELAGO EXPRESSLY AGREES THAT USE OF TAL DATA IS AT ARCHIPELAGO’S SOLE RISK. WITH THE EXCEPTION OF ARTICLE VIII, TAL AND ITS AFFILIATES, THE EXCHANGES AND SOURCES, AND THIRD PARTY PROVIDERS WILL IN NO WAY BE LIABLE FOR ANY MONEY DAMAGES RESULTING FROM CLAIMS MADE BY ARCHIPELAGO OR THIRD PARTY(S) FOR ERRORS, OMISSIONS, OR DELAYS REGARDLESS OF CAUSE, IN TAL DATA OR IN ANY OF THE DATA AND INFORMATION CONTAINED THEREIN, OR FOR ANY DAMAGES (WHETHER DIRECT OR INDIRECT OR CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) RESULTING THEREFROM, REGARDLESS OF CAUSE AND REGARDLESS OF WHETHER TAL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

2.2.3                                           ARCHIPELAGO TO RECEIVE BENEFIT OF CHANGES IN SOURCES, INFORMATION AND AUTHORIZED GEOGRAPHICAL AVAILABILITY.

(a)                                  Any additions of new sources or other enhancements to TAL Data which may be made by TAL during the term of this Agreement while not identified at this time, will be offered to Archipelago and Archipelago Subscribers on terms and conditions to be negotiated provided that (i) TAL has the necessary rights to convey such new information to Archipelago and Archipelago Subscribers and (ii) upon the reasonable request of TAL, TAL, Archipelago and Archipelago Subscribers execute a separate TAL Subscriber Agreement or an amendment to the original TAL Subscriber Agreement.

(b)                                 TAL will make reasonable efforts to work with Archipelago to add sources and geographical availability as needed by Archipelago on terms and conditions to be separately negotiated.

2.2.4                                           ERROR CORRECTION.

(a)                                  TAL will use commercially reasonable efforts to correct errors occurring in TAL Data except as provided in subsection (c) below for the benefit of Archipelago and the Subscribers, provided that with respect to any error in data from the sources or third party providers, if TAL does not have the right to correct errors in the same, TAL will promptly notify the relevant third party source and, use commercially reasonable efforts to ensure that such error is corrected as promptly as possible in accordance with the relevant licensing agreement if such provision exists.

(b)                                 Archipelago agrees that error correction in TAL Data may require a “New Release” in the TAL Technology used by Archipelago and its Subscribers.

(c)                                  TAL will not be responsible for (i) any error in the Archipelago Network, in an Archipelago Subscriber’s network, in the public Internet, or in the operating or telecommunications environment of Archipelago or any Subscriber, (ii) any error in any software other than the TAL Technology, (iii) any error caused by the use of any faulty or defective equipment, or any equipment, platform, system or configuration of Archipelago or any Subscriber or third party that is incompatible with TAL Data, (iv) any error arising out of any use of TAL Data not in accordance with the terms hereof, (v) any error in TAL Data caused by the use of faulty, defective or incompatible third-party hardware or software or (vi) any error caused by the negligence or misconduct of Archipelago, its employees or agents, Subscribers, or any third party. However, at Archipelago’s reasonable request, TAL, subject to its normal scheduling and commercial considerations, will cooperate with Archipelago at Archipelago’s expense, in evaluating the error, recommending solutions, and, if reasonable, modifying TAL Data to mitigate or remedy such error.

(d)                                 If Archipelago at any time discovers an error in TAL Data or a Subscriber reports an error in the TAL data to Archipelago, Archipelago shall promptly give TAL a written report thereof. Each such error report will include a detailed description of the relevant error and of the operating environment (hardware and/or software) in which TAL Data was running when such error was discovered, and, a test case that demonstrates the error.

(e)                                  Subject to subsections (a) and (c), TAL will use reasonable commercial efforts to correct each reported error as soon as practicable, giving due regard to the seriousness of such error (and in any event no later than the next generally available release of the TAL Technology if a change in the TAL Technology is required), provided that if Archipelago informs TAL that correction of such error is critical to the use or operation of TAL Data, or continuous and repeated failure of TAL Data, TAL will use best efforts to correct such error as promptly as practicable. TAL will respond to each error report within seven (7) days (or five (5) Business Days, in the case of any error referred to in the preceding proviso), either correcting such error or providing a plan for correcting the same together with an estimated time frame for correction.

(f)                                    Except as otherwise provided in subsection (c), TAL will be solely responsible for any costs and expenses incurred by it under this Section (it being understood that the parties will equitably apportion the expenses relating to any error that involves a combination of one or more factors specified in subsection (c) and one or more factors outside the scope of subsection (c)).

(g)                                 This Section shall survive the termination of this Agreement for any reason until such time as Archipelago’s royalty-payment obligation under Section 4.1(a) shall have ceased.

2.2.5        CEASE TO USE TAL DATA. As soon as Archipelago royalty-payment obligation under Section 4.1 shall have ceased and subject to Section 2.1.1(b), Archipelago will stop using TAL Data and make all reasonable efforts to cause Subscribers to stop using TAL Data.

2.3           TRANSFER OF LICENSE. This Agreement may only be transferred in a sale of all or substantially all of the assets of Archipelago or a sale of a majority of the voting interests of Archipelago provided that such third party must agree to be bound by the terms of this Agreement. This Agreement may not be sold in any liquidation, foreclosure or insolvency proceeding unless it is sold with all or substantially all the assets of Archipelago.

ARTICLE III

CERTAIN ADDITIONAL AGREEMENTS WITH RESPECT TO
THE TAL TECHNOLOGY

3.1           TITLE AND RELATED MATTERS.

(a)                                  The parties acknowledge and agree that, as between Archipelago and TAL, TAL shall retain ownership of all TAL Property and Archipelago shall retain ownership of all Archipelago Property. Neither Archipelago nor TAL will take any action with respect to the TAL Property or Archipelago Property, respectively, inconsistent with the foregoing acknowledgment.

(b)                                 All Intellectual Property Rights or other property or proprietary rights if any that may arise in Archipelago by operation of law after the date hereof in any part of the TAL Property are hereby transferred by Archipelago to TAL. If such transfer would at any time be considered invalid or ineffective, Archipelago shall be deemed with effect from the date on which the relevant right arose to have granted to TAL a perpetual, royalty-free and exclusive license to use such right in any manner TAL sees fit, and Archipelago will, at the request of TAL promptly do all reasonable acts and things necessary to transfer such right to TAL (provided that TAL reimburses Archipelago for all of its reasonable third-party expenses thereby incurred, including attorneys’ fees).

(c)                                  All Intellectual Property Rights or other property or proprietary rights that may arise in TAL by operation of law after the date hereof in any part of the Archipelago Property are hereby transferred by TAL to Archipelago on behalf of Archipelago. If such transfer would at any time be considered invalid or ineffective, TAL shall be deemed, with effect from the date on which the relevant right arose to have granted to Archipelago on behalf of Archipelago, a perpetual, royalty-free and exclusive license to use such right in any manner Archipelago sees fit, and TAL will, at the request of Archipelago, promptly do all reasonable acts and things necessary to transfer such right to Archipelago on behalf of Archipelago (provided that Archipelago reimburses TAL for all of its reasonable third-party expenses thereby incurred, including attorneys’ fees).

(d)                                 Unless otherwise agreed in writing by the parties in a specific case, any computer software or “user interface” developed by or on behalf of Archipelago for purposes of enabling Subscribers to access and use the TAL Technology over the Archipelago Network does not constitute a modification or enhancement to (or derivative work based upon) the TAL Technology, and shall for all purposes hereunder be deemed to be Archipelago Property.

(e)                                  This Section shall survive the termination of this Agreement for any reason.

3.2           ATTRIBUTION.

(a)                                  Archipelago shall not remove any copyright or proprietary notice of TAL appearing in the display of TAL Technology.

(b)                                 It is understood that Archipelago will not be required to use TAL’s name in the name of the package of products and services offered to Subscribers using the TAL Technology.

(c)                                  Archipelago will not challenge TAL’s right, title or interest in any TAL trade name, trademark or service mark or the validity or registration thereof or do or omit to do anything the doing or omitting of which would contest or in any way impair the rights of TAL therein.

3.3                                 PRICING. The price, if any, charged to Subscribers for the Service, shall be determined by Archipelago in its sole discretion.

3.4                                 TAL SUBSCRIBER AGREEMENTS. Archipelago agrees that each of its respective Subscribers shall enter into a TAL Subscriber Agreement prior to receiving the Service. The TAL Subscriber Agreement is attached as Schedule B which may be changed from time to time by mutual consent of TAL and Archipelago.

3.5                                 SUBSCRIBER TERM. Archipelago agrees that the maximum term of any license of TAL Technology to Subscribers will be no more than two years and that

Archipelago will not license TAL Technology to new Subscribers after the delivery of notice of termination pursuant to Section 7.1 unless otherwise agreed by the parties.

3.6                                 NO OBLIGATION TO MARKET TAL TECHNOLOGY OR TAL DATA. Nothing herein shall obligate Archipelago to market the TAL Technology and TAL Data.

3.7                                 NO REVERSE ENGINEERING; ETC. Archipelago will not without the express written permission of TAL recompile, decompile, disassemble or reverse engineer the TAL Technology. Archipelago shall not intentionally circumvent the Permission Server system.

ARTICLE IV

ROYALTIES AND RELATED MATTERS

4.1           ROYALTIES.

(a)                                  In full consideration of the rights and licenses granted by TAL under this Agreement, Archipelago agrees to pay to TAL:

(i)  [***]

(ii) [***]

(b)                                 [***]

(c)                                  [***]

4.2           ROYALTY PAYMENT PROCEDURES.

(a)                                  Royalty payments owed under Section 4.1(a)(i) in respect of each Calendar Month shall be paid in advance of Service.

(b)                                 Subject to the waiver provision contained therein, royalty payments owed under Section 4.1(a)(ii) shall be paid in arrears of Service within ten (10) Business Days following each billing period.

(c)                                  All payments shall be made in U.S. dollars.

(d)                                 Any royalty payment required to be made hereunder will be made to a party at its address for notices set forth in Section 9.3 or as otherwise directed by such party in writing.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3           AUDITING.

(a)                                  Archipelago will keep proper books of record and account consistent with generally accepted accounting principles in connection with its licensing of the TAL Technology. Such reports shall be deemed the Confidential Information of Archipelago and may not be used by TAL for any purpose other than verification or collection of the royalty amounts owed it hereunder.

(b)                                 Archipelago shall make a remote dial-up connection to the Trade Server available to TAL in order for TAL to monitor Archipelago’s licensing of the TAL Technology. Archipelago shall provide a modem and pay the basic monthly telecommunication line charges to establish the connection. TAL shall pay for all dial-up connection time charges. Such access may not be used by TAL for any purpose other than verification of the royalty amounts owed it hereunder.

(c)                                  No more than once during each period of twelve (12) consecutive months, Archipelago (in such capacity, the “Audited Party”), upon request of TAL (in such capacity, the “Auditing Party”), will permit independent auditors selected by the Auditing Party and approved by the Audited Party (which approval may not be unreasonably withheld) to make such investigation of the books of record and account of the Audited Party referred to in subsection (a) as is deemed necessary by such auditors to verify and confirm the amount of any royalty payment required to be made by the Audited Party pursuant to Section 4.1. Such auditors shall, upon request of the Audited Party, deliver a letter to the Audited Party agreeing to abide by the restrictions set forth in Section 5.3 applicable to a Receiving Party.

(d)                                 If the Audited Party disagrees with any determination made by the independent auditor in subsection (b), the Audited Party and the Auditing Party shall attempt to resolve such disagreement through good-faith negotiations. If requested by the Audited Party, the independent auditors shall provide the Audited party and its auditors and legal counsel reasonable access to the work papers of the independent auditor. If the Audited Party and the Auditing Party cannot resolve such disagreement within thirty (30) days of the initial notice of disagreement from the Audited Party to the Auditing Party, the disagreement shall be referred to another auditor mutually agreed by the Audited Party and Auditing Party, which in the absence of such agreement shall be Ernst & Young (the “Referee”). The decision of the Referee on this disagreement shall be final, non-appealable and binding on all parties.

(e)                                  The fees and expenses of the independent auditors referred to in subsection (c) shall be borne by the Auditing Party; provided, that if there is a final determination pursuant to subsection (b) that within any period of twelve (12) consecutive months, the amount of royalties payable to the Auditing Party in respect of such period exceeded the amount actually paid to the Auditing Party in respect of such period by more than 20% of such amount actually paid, then, in addition to promptly remitting the unpaid royalties to the Auditing Party, and without prejudice to any other rights of the Auditing Party hereunder, the fees and expenses of such auditors in respect of such audit shall be borne (or reimbursed, if applicable) by the Audited Party.

4.4                                 EXCHANGE FEES AND OTHER FEES TO SOURCES. Archipelago will pay any fees for sources, including exchange fees, that are required to be paid by TAL for market data provided to Archipelago or Archipelago Subscribers along with the royalty fees paid in Section 4.1(a)(i).

4.5                                 ROYALTY FOR INITIAL MONTH. Royalties due for Subscribers commencing Service during a given month will be prorated for that portion of the month’s service fee. Exchange fees for a given month will be the full month’s fee.

4.6                                 SURVIVAL. This Article IV shall survive termination of this Agreement for any reason until Archipelago shall have made all required royalty payments.

ARTICLE V

CERTAIN ADDITIONAL COVENANTS

5.1                                 (a)           ONGOING SUPPORT BY ARCHIPELAGO. During the Term and following the Term as long as Subscribers continue to use the TAL Technology pursuant to a TAL Subscriber Agreement, Archipelago will be responsible for providing “first level” support to Subscribers and will supply appropriately trained staff to provide technical support to Subscribers in the use of the TAL Technology and to maintain and support the implementation of the TAL Technology. Archipelago will designate a support manager to be the primary contact with TAL for support issues.

(b)           ONGOING SUPPORT BY TAL.

(i)                                     During the Term, TAL will supply staffing in order to train Archipelago employees in the use of the TAL Technology and to support the implementation of the TAL Technology via the Archipelago Network. TAL will designate a support manager to be the primary contact with Archipelago for support issues.

(ii)                                  During the Term, TAL will provide Archipelago with ongoing “second level” technical support relating to the operation of the TAL Technology to Archipelago’s support staff, via phone or e-mail during TAL’s normal business hours.

(iii)                               Following the Term, TAL will provide “second level” technical support via phone or e-mail during TAL’s normal business hours to Archipelago relating to the operation of the TAL Technology, at rates, including reimbursement of any related travel and lodging expenses, that (except where Archipelago is in material breach of its obligations hereunder) are at least as favorable as the rates charged by TAL to any third party for similar services under similar terms, circumstances and conditions.

(iv)                              This Section shall survive termination of this Agreement for any reason other than Archipelago’s material breach of the terms of this Agreement.

5.2           USE OF THE PARTIES’ NAMES.

(a)                                  Neither party shall use the name, logo, initials or other designation of the other party or any of its Affiliates, or refer to the other party or any of its Affiliates, directly or indirectly, in any press release, advertisement, marketing or other promotional materials, other than (i) solely in internal materials, (ii) with prior written approval from such other party, which approval shall not be unreasonably withheld, conditioned or delayed, (iii) in accordance with subsection (b) or (iv) in accordance with Section 5.3(c)(v).

(b)                                 If a party proposes by notice to the other to use specific advertising, marketing or other promotional materials that include the name of or other reference to the other party or any of its Affiliates, and such other party does not object thereto within 30 days of such notice, the notifying party shall be permitted to use the specific advertising, marketing or other promotional materials referred to in its notice. Advertising, marketing and other promotional materials that are substantially identical to materials previously approved need not be submitted for approval again.

(c)                                  This Section 5.2 shall survive the termination of this Agreement for any reason until such time as the royalty-payment obligations under Section 4.1(a) shall have ceased.

5.3           MUTUAL CONFIDENTIALITY RESTRICTIONS.

(a)                                  The parties acknowledge that each party (in such capacity, a “Disclosing Party”) has disclosed or will disclose certain Confidential Information to the other and its Affiliates (in such capacity, a “Receiving Party”). For purposes hereof, and subject to the provisions of subsection (c), the term “Confidential Information” means (i) any information relating to the Disclosing Party or its Affiliates and designated in writing as confidential, proprietary or marked with words of like import and (ii) any information relating to the Disclosing Party or its Affiliates that is orally conveyed, if the Disclosing Party provides specific written notice that such oral communication shall be deemed Confidential Information and delivers such writing to the Receiving Party within ten (10) days of the oral conveyance.

(b)                                 The Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information and agrees not to reveal or disclose any Confidential Information for any purpose (except as permitted by the second immediately succeeding sentence) to any other Person who is not an employee, manager, consultant, member or Affiliate of the Receiving Party, or to use any Confidential Information for any purpose other than as contemplated hereby, in each case, without the prior written consent of the Disclosing Party. The Receiving Party agrees to maintain adequate security procedures and take reasonable precautions (no less rigorous than the Receiving Party takes with respect to its own comparable Confidential Information) to prevent misuse, unauthorized or inadvertent disclosure or loss of the Confidential Information of the Disclosing Party. In the event that a Receiving Party wishes to disclose Confidential Information to one of its professional advisors, agents or business partners it may do so only if that professional advisor agrees to abide by the terms of this Section.

(c)                                  Notwithstanding anything contained herein to the contrary, Confidential Information shall not include information which:

(i)                                     at or prior to the time of disclosure by the Disclosing Party was known to the Receiving Party other than by reason of unlawful appropriation by the Receiving Party;

(ii)                                  at or after the time of disclosure by the Disclosing Party becomes generally available to the public through no act or omission on the Receiving Party’s part;

(iii)                               is developed by the Receiving Party independent of any Confidential Information it receives from the Disclosing Party;

(iv)                              is received by the Receiving Party receives from a third party not known by the Receiving Party not to be free to make such disclosure without breach of any legal obligation; or

(v)                                 is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request, provided that prior written notice of such disclosure is furnished to the Disclosing Party as soon as practicable in order to afford the Disclosing Party an opportunity to seek a protective order (it being agreed that if the Disclosing Party is unable to obtain or does not seek a protective order and the Receiving Party is legally compelled to disclose such information, disclosure of such information may be made without liability).

(d)                                 Upon the request of the Disclosing Party, the Receiving Party shall use all reasonable efforts to identify and collect all Confidential Information held by the Receiving Party in note, memorandum, print, letter, report or other written or electronic form, and, at the election of the Disclosing Party, the Receiving Party shall:

(i)                                     promptly return to the Disclosing Party all such Confidential Information identified and collected by the Receiving Party, including all copies thereof;

(ii)                                  promptly destroy all such Confidential Information identified and collected by the Receiving Party, including all copies thereof.

In either case, the Receiving Party shall deliver a certificate, signed by an appropriate officer of the Receiving Party, stating that the Receiving Party has complied in full with the terms of this subsection (d).

(e)                                  The Receiving Party shall notify the Disclosing Party immediately upon discovery of any prohibited use or disclosure of the Confidential Information, or any other breach of this Section by the Receiving Party, and shall fully cooperate with the Disclosing Party to help the Disclosing Party regain possession of the Confidential Information and prevent the further prohibited use or disclosure of the Confidential Information.

(f)                                    The Receiving Party agrees that it will not remove any statutory copyright notice or evidence of confidentiality contained on or included in the Confidential Information. The Receiving Party will reproduce any such notice or evidence on any reproduction of all or any part of the Confidential Information, and, if requested by the Disclosing Party, will, at the election of the Receiving Party, either attach such a notice or evidence on any Confidential Information inadvertently provided without such a notice or evidence, or return or destroy such Confidential Information in accordance with subsection (e).

(g)                                 This Section shall survive until the third anniversary of the termination of this Agreement in accordance with Article VIII.

(h)                                 The terms of this Agreement shall be deemed to be Confidential Information of both parties but may be disclosed by Archipelago to its permitted sublicensees and prospective sublicensees who agree to be bound by the confidentiality provisions of this Agreement.

5.4                                 OTHER PRODUCTS AND SERVICES. Nothing contained in this Agreement shall be deemed to preclude or in any way limit the ability and right of Archipelago to develop or exploit any technology or data or other product or service other than the TAL Technology, whether or not competitive with, similar to or exploited in conjunction with the TAL Technology (it being understood that this subsection shall not (1) confer any right in Archipelago to take any action with respect to the TAL Property in violation of Section 3.1(a)) or (2) limit any remedies available to TAL for infringement of the TAL Property or any violations of Section 5.3 herein.

5.5                                 SALE OF BUSINESS. As a condition to the sale, transfer, lease, assignment or other disposition by TAL, to or in favor of a Person who is not an Affiliate of TAL’s, of all or more than a de minimis portion of TAL’s businesses or assets relating to TAL’s performance hereunder, TAL shall require that such Person execute an instrument agreeing to be bound by the provisions of this Agreement as and to the extent of TAL. This Section shall survive the termination of this Agreement for any reason until such time as the royalty-payment obligations under Section 4.1(a) shall have ceased.

5.6           CONCERNING REIMBURSABLE EXPENSES.

(a)                                  Prior to incurring any reimbursable expense for a given project or request made by Archipelago hereunder, TAL will provide Archipelago with a written good faith estimate of the expenses for such project or request, broken down into reasonable detail (provided that Archipelago may, with TAL’s consent, issue a letter of authorization).

(b)                                 If TAL becomes aware that the reimbursable expenses relating to such project or request are likely to be more than 25% in excess of the latest estimate thereof supplied to Archipelago, and in any event upon expending 75% of the amount of any expenses estimated in accordance with subsection (a), TAL will again provide Archipelago with a written good faith estimate of the amount of expense required to complete the relevant project or comply with the relevant request, broken down into reasonable detail.

(c)                                  Archipelago will respond to each estimate delivered in accordance with subsection (a) or (b) within thirty (30) days. If Archipelago notifies TAL that it disagrees with or otherwise objects to any such estimate on any grounds, and the parties are not subsequently able to reach agreement, or if Archipelago fails to respond to TAL within the required time, TAL will not be under an obligation to proceed with the relevant project or request without liability to Archipelago. Archipelago may however subsequently renew its request that TAL proceed with the relevant project or request, in which case the provisions of this Section shall again be applicable.

(d)                                 If TAL proceeds with any project or request despite the fact that it is not under an obligation to do so, Archipelago will not be under an obligation to reimburse TAL for any of the related expenses subsequently incurred.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1                                 REPRESENTATIONS AND WARRANTIES OF ARCHIPELAGO. In addition to the other representations and warranties of Archipelago contained elsewhere in this Agreement, Archipelago represents and warrants to TAL that:

(a)                                  Archipelago has the full power and authority to execute, deliver and perform this Agreement.

(b)                                 This Agreement has been duly and validly authorized, executed and delivered by Archipelago and constitutes a valid and binding obligation of Archipelago enforceable in accordance with its terms.

(c)                                  The execution, delivery and performance by Archipelago of this Agreement as contemplated hereby will not (i) conflict with, or result in the breach or termination of, or constitute a default under, any agreement of any kind or any judgment or decree, to which Archipelago is in any way bound, except for such conflicts, breaches or defaults as would not, in the aggregate, have a material adverse effect on the ability of Archipelago to perform its obligations under this Agreement or (ii) constitute a violation by Archipelago of any applicable law or regulation of any Governmental Body, or any rule or written policy of any industry association of competent jurisdiction, or require Archipelago to obtain or make any consent, approval, or filing of any kind with, or notification to, any Person or any Governmental Body, or any industry association the sanctions of which are enforced by law.

(d)                                 Archipelago holds all permits, registrations, licenses, variances, exemptions, orders and approvals from Governmental Bodies that are material to the performance by Archipelago of its obligations under this Agreement in the jurisdictions in which Archipelago proposes to perform such obligations (the “Archipelago Permits”), except for such permits, registrations, licenses, variances, exemptions, orders and approvals that have not been received as of the Effective Date and which Archipelago will seek within a reasonable period after the Effective Date. Archipelago is in compliance with the terms of all Archipelago

Permits it currently holds, except where any such noncompliance would not, in the aggregate, have a material adverse effect on the ability of Archipelago to perform its obligations under this Agreement. Archipelago is in compliance with all federal, state, local and foreign laws, statutes, ordinances, codes, regulations, orders, requirements, standards and procedures of any Governmental Body which are applicable to its business, except where any such noncompliance would not, in the aggregate, (x) have a material adverse effect on the ability of Archipelago to perform its obligations under this Agreement, (y) cause TAL to violate any such federal, state, local or foreign law, statute, ordinance, code, regulation, order, requirement, standard or procedure or (z) subject TAL to any increased cost or penalty.

6.2                                 REPRESENTATIONS AND WARRANTIES OF TAL. In addition to the other representations and warranties of TAL contained elsewhere in this Agreement, TAL represents and warrants to Archipelago as follows:

(a)                                  TAL has the full power and authority to execute, deliver and perform this Agreement.

(b)                                 This Agreement has been duly and validly authorized, executed and delivered by TAL and constitutes a valid and binding obligation of TAL enforceable in accordance with its terms.

(c)                                  The execution, delivery and performance by TAL of this Agreement as contemplated hereby will not (i) conflict with, or result in the breach or termination of, or constitute a default under, any agreement of any kind or any judgment or decree, to which TAL is in any way bound, except for such conflicts, breaches or defaults as would not, in the aggregate, have a material adverse effect on the ability of TAL to perform its obligations under this Agreement or (ii) constitute a violation by TAL of any applicable law or regulation of any Governmental Body, or any rule or written policy of any industry association of competent jurisdiction, or require TAL to obtain or make any consent, approval, or filing of any kind with, or notification to, any Person or Governmental Body, or any industry association the sanctions of which are enforced by law.

ARTICLE VII

TERM OF AGREEMENT; TERMINATION

7.1                                 TERM OF AGREEMENT. The term of this Agreement (the “Term”) will commence on the Commencement Date and shall remain in effect until December 31, 2003. The Agreement shall renew automatically for successive two year periods, unless terminated earlier by a party in accordance with Section 7.2; provided, that the party electing to terminate shall have delivered written notice to the other party specifying the applicable date of the termination no earlier than one year and no later than 180 days prior to the date so specified.

7.2                                 EARLY TERMINATION.

(a)                                  Either party (in such capacity, the “Terminating Party”; the other party being referred to as the “Other Party”) may terminate this Agreement:

(i)                                     if the Other Party shall fail or be unable to perform its material obligations under this Agreement (after observing the provisions of Section 2.2.5, if applicable) and the resulting breach shall not have been remedied within 30 days after notice thereof to the Other Party from the Terminating Party (which 30-day period shall be extended to 120 days if and to the extent that such breach cannot reasonably be remedied during such 30-day period, and the Other Party demonstrates to the Terminating Party that it is diligently pursuing the remedy of such breach throughout such 120-day period);

(ii)                                  if the Other Party shall assign this Agreement or any of its rights or obligations hereunder in violation of Section 2.3 or 5.5, as the case may be, (subject to subsection (c)) or shall fail to comply with the provisions of Sections 2.3 or 5.5, as the case may be, in connection with any sale, transfer, lease, assignment or other disposition referred to therein; or

(iii)                               (x) if the Other Party shall generally fail to pay its debts in the ordinary course of its business, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors or any proceeding shall be instituted by or against the Other Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any proceeding instituted against the Other Party, such proceeding shall not be stayed or dismissed within 30 days from the date of institution thereof or (y) the Other Party shall take any corporate action to authorize any of the actions set forth in clause (x).

(b)                                 Archipelago may terminate this Agreement immediately if the representations and warranties of TAL set forth in Section 2.1.2 or Section 2.1.3 shall fail to be true and correct in all material respects, or TAL shall have failed to observe in all material respects its covenants and agreements set forth in Section 2.1.2 or Section 2.1.3, and the resulting breach shall not have been remedied by TAL within 15 days after notice thereof to TAL by Archipelago (which 15-day period shall be extended to 30 days if and to the extent that such breach cannot reasonably be cured within such 15-day period, and TAL demonstrates to Archipelago that it is diligently pursuing the remedy of such breach throughout such 30-day period).

(c)                                  Archipelago may terminate this Agreement for any reason upon ninety (90) days’ prior written notice to TAL.

(d)                                 TAL may terminate this Agreement upon ninety (90) days’ prior written notice to Archipelago after the first year of the Term of this Agreement if the average of the monthly royalties payable to TAL pursuant to Section 4.1(a) for the three (3) complete Calendar Months immediately preceding the date such notice of termination is sent are less than $100,000; provided that Archipelago may pay to TAL within thirty (30) days of the receipt of a notice of termination from Archipelago pursuant to this subsection (d) the difference between $100,000 and the average monthly revenues for each of such three (3) Calendar Months whereupon such notice of termination shall be deemed to have been withdrawn and TAL shall not have the right to terminate under this clause (d) in respect of such three Calendar Months.

(e)                                  The exercise of a termination right pursuant to this Section will not constitute an election of remedies by the Terminating Party.

7.3                                 NO FURTHER OBLIGATIONS. Except as otherwise specifically provided herein (including with respect to any perpetual grant of rights and licenses herein, any continuing royalty payments provided for herein and the continued furnishing of Service after expiration of the Term), upon expiration of the Term or upon termination, neither party shall have any further obligations under this Agreement; provided, that termination or expiration hereof shall not affect or impair any right or obligation of a party hereto arising prior to termination or expiration.

ARTICLE VIII

INDEMNIFICATION AND REMEDIES

8.1           INDEMNIFICATION.

(a)                                  INDEMNIFICATION BY TAL. TAL, at its own expense, shall indemnify and hold harmless Archipelago and its Affiliates and their respective directors, managers, officers, employees, members, shareholders and agents and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including attorneys’ fees (collectively, “Damages”), to the extent that it is based upon a claim that the TAL Technology or TAL Data used hereunder infringe or violate any patents, copyrights, trade secrets, licenses or other property rights of any third party, except to the extent that any such infringement is due to (i) any Archipelago Materials or (ii) any modifications by Archipelago without the assistance or involvement of TAL. In the event of any such infringement or violation, TAL shall use its best efforts to either (x) modify or replace infringing portions of the TAL Technology or TAL Data with software or data of substantially similar functionality, or (y) obtain license(s) for the infringing portions.

(b)                                 INDEMNIFICATION BY ARCHIPELAGO. Archipelago, at its own expense, shall indemnify and hold harmless TAL and its Affiliates and their respective directors, managers, officers, employees, members, shareholders and agents and defend any action brought against same with respect to any Damages, to the extent that it is based upon a breach of Archipelago’s warranty set forth in Section 6.1(d) herein.

(c)                                  LIMITATION. No Person shall be entitled to indemnification hereunder for Damages to the extent attributable to such Person’s gross negligence or willful misconduct.

(d)                                 NOTICE OF ASSERTED LIABILITY. Promptly after receipt by any party (the “Indemnitee”) of notice of any claim or the commencement of any action against it in respect of which indemnity or reimbursement may be sought hereunder (an ‘Assertion”), such Indemnitee shall promptly give written notice of the Assertion (the “Claims Notice”) to any other party (or parties) obligated to provide indemnification pursuant to this Article (the “Indemnitor”), but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to the Indemnitee hereunder except to the extent such Indemnitor has been materially prejudiced thereby. The Indemnitor shall have the right to assume the defense of such Assertion, at its own expense, with counsel chosen by the Indemnitor and reasonably satisfactory to the Indemnitee. Notwithstanding that the Indemnitor may elect to assume the defense of any Assertion, the Indemnitee shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnitee, but in such event the fees and expenses of such counsel shall be paid by such Indemnitee unless (a) the Indemnitor shall have agreed to pay such fees and expenses, (b) the Indemnitor shall have failed to assume the defense of such Assertion with counsel reasonably satisfactory to such Indemnitee or (c) in the reasonable judgment of such Indemnitee, based upon the written advice of its counsel, a conflict of interest exists between the Indemnitor and such Indemnitee with respect to such Assertion (in which case, if such Indemnitee notifies the Indemnitor that such Indemnitee elects to employ separate counsel, the Indemnitor shall not assume the defense of such Assertion on behalf of such Indemnitee and shall be obligated to pay the reasonable fees and expenses of such separate counsel). Notwithstanding anything to the contrary in this Section, the Indemnitor shall not, without the written consent of such Indemnitee (which consent shall not be unreasonably withheld or delayed), settle or compromise any action in any manner that, in the reasonable judgment of such Indemnitee or its counsel, may adversely affect such Indemnitee; provided, however, that the Indemnitor may, without the written consent of the Indemnitee, settle or compromise any action or consent to the entering of any judgment which is for money damages only and includes as an unconditional term thereof the delivery by the claimant or plaintiff to such Indemnitee of a duly executed written release of such Indemnitee from all liability in respect of such Assertion, which release shall be satisfactory in form and substance to counsel to such Indemnitee.

8.2           LIMITATION OF LIABILITY.

(a)                                  Neither Archipelago nor TAL shall be entitled to assert any claim for Damages for breach of any warranty, representation, covenant or agreement, including, indemnification pursuant to Section 8.1, except to the extent that the aggregate amount of Damages relating to such claim and any other claim or claims of Archipelago or TAL, as the case may be, for the breach of warranty, representation, covenant or agreement exceeds $25,000 in the aggregate (in which case Archipelago or TAL, as the case may be, shall be entitled to the full amount of its provable Damages less the full amount of Damages, if any, proven by the other party by way of counterclaim or setoff), provided that the foregoing shall not limit, restrict or impair any claims by Archipelago or TAL against the other for indemnification pursuant to Section 8.1 relating to or arising out of any third party claim against a party hereto in respect of which the other party hereto is obligated to provide indemnification pursuant to Section 8.1.

(b)                                 In view of the difficulty in predicting the amount of damages a party would incur as a result of a breach by the other party of its obligations under this Agreement, the parties agree that in the event of any such breach, the breaching party shall not be liable to the other party pursuant to this Agreement or otherwise for indemnification pursuant to Section 8.1 for any amount in excess of $100,000 in the aggregate, provided that (x) the foregoing shall not limit, restrict or impair any claim by one party against the other for indemnification relating to or arising out of a third party claim pursuant to Section 8.1, or violations of Section 5.3, and (y) the foregoing does not apply to Archipelago’s royalty payment obligations in accordance with Section 4.1(a), except for other remedies set forth in this Agreement.

(c)                                  ARCHIPELAGO AND TAL FURTHER AGREE THAT (i) THE PROVISIONS OF THIS ARTICLE VIII ARE THE SOLE AND EXCLUSIVE REMEDIES AGAINST THE OTHER FOR DAMAGES RESULTING FROM OR ARISING UNDER THIS AGREEMENT (WHETHER SOUNDING IN CONTRACT OR TORT) AND (ii) UNDER NO CIRCUMSTANCES WILL ARCHIPELAGO OR TAL HAVE ANY OBLIGATIONS TO THE OTHER FOR ANY (x) INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, WITH RESPECT TO ANY MATTER RESULTING FROM OR

ARISING OUT OF THIS AGREEMENT OR (y) ANY LIABILITY TO THE OTHER FOR ANY DAMAGE TO TANGIBLE PROPERTY (REAL OR PERSONAL) RESULTING FROM OR ARISING OUT OF THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT THE FOREGOING SHALL NOT LIMIT, RESTRICT OR IMPAIR ANY CLAIM BY ONE PARTY AGAINST THE OTHER FOR INDEMNIFICATION RELATING TO OR ARISING OUT OF A THIRD PARTY CLAIM PURSUANT TO SECTION 8.1.

8.3                                 SURVIVAL. This Article VIII shall survive the termination of this Agreement for any reason.

ARTICLE IX

MISCELLANEOUS

9.1                                 TAXES.

(a)                                  SALES TAXES.

(i)                                     Archipelago will be responsible for paying, as and when due, any sales tax required to be paid in connection with the distribution of the TAL Technology.

(ii)                                  TAL agrees to rely upon any appropriately completed resale certificate provided by Archipelago that relates to the transactions contemplated hereby which is attached as Schedule D.

(iii)                               This Section shall survive the termination of this Agreement for any reason.

(b)                                 INCOME TAXES. TAL will be responsible for paying, as and when due, any income taxes required to be paid in connection with the royalties payable to it under Section 4.1(a).

9.2                                 WAIVER OR COMPLIANCE. Any failure of either party to comply with any obligation hereunder may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation shall not operate as a waiver of, or estoppel with respect to, any subsequent failure.

9.3                                 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing, and shall have been sufficiently given if hand delivery, signature required, if sent by certified or registered mail, return receipt required, if sent by overnight delivery service, signature required, or if sent by telecopy and promptly confirmed by dispatching the hard copy by another permitted method of giving notice. Notice given by hand delivery, certified or registered mail or overnight delivery service shall be effective upon receipt of signature, and notice first given by telecopy shall be effective upon telephonic confirmation of receipt of the appropriate number of pages and dispatch of the hard copy. Notices or other communications shall be delivered or telecopied to the address or telecopy number set forth below (or to such other address or telecopy number as a party by notice to the other may provide):

If to Archipelago, to:

Archipelago Holdings, L.L.C.

100 South Wacker Drive, Suite 2060

Chicago, IL 60606

Fax:

Voice number for confirmation: 312-960-1314

Attention:      Chief Executive Officer

If to TAL, to:

Townsend Analytics Ltd.

100 South Wacker Drive

Suite 2040

Chicago, Illinois 60606

Attention:              President

9.4                                 CONSENT TO JURISDICTION. Each party consents specifically to the non-exclusive jurisdiction of the federal courts of the United States sitting in the Northern District of Illinois and the courts of the State of Illinois sitting in the Cook County (and any court to which an appeal therefrom may be taken for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court has been brought in an inconvenient forum. Each party irrevocably waives its right to a trial by jury and consents that service of process may be effected by mail in accordance with the notice provisions contained in this Section 9.4. This Section shall survive the termination of this Agreement for any reason.

9.5                                 CAPTIONS. The Article and Section captions in this Agreement are inserted for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

9.6                                 COMPLETE AGREEMENT; AMENDMENTS. This Agreement may not be amended, supplemented or modified except by written agreement executed by both parties. This Agreement (including the Exhibits and Schedules) contains, and is intended as, a complete statement of the arrangements between the parties with respect to its subject matter and supersedes all prior agreements between the parties with respect to those matters.

9.7                                 SEVERABILITY. If any term or clause of this Agreement is held to be illegal, invalid or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected thereby. If any Governmental Body construes any term or clause of this Agreement to be unreasonable because of the duration of such term or clause, such Governmental Body shall have the power to reduce the duration of such term or clauses and to enforce such term or clause as so reduced.

9.8                                 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart shall be an original instrument, and all such counterparts shall together constitute the same agreement.

9.9                                 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to the principles of conflicts of laws thereof.

9.10                           BINDING EFFECT; NO THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any rights in any Person other than TAL or members of Archipelago. Except as provided elsewhere in this Agreement no party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other (not to be unreasonably withheld or delayed).

9.11                           RELATIONSHIP OF THE PARTIES. There is no joint venture, partnership, agency or fiduciary relationship existing between the parties and the parties do not intend to create any such relationship by this Agreement. This Section shall survive the termination of this Agreement for any reason.

9.12                           NO BROKERS OR FINDERS. Each of Archipelago and TAL represents and warrants that it has not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated hereby.

9.13                           FORCE MAJEURE. Neither TAL nor any of its Affiliates, or Archipelago shall be liable or deemed to be in default under any provision of this Agreement for any delay or failure to perform under this Agreement (except for obligations to make payments hereunder) resulting directly or indirectly from any cause beyond the reasonable control of TAL, any Affiliates of TAL, or Archipelago (as the case may be), including, without limitation, Acts of God, war, fire, electrical failure, explosion, earthquake, flood, elements, governmental order or regulation, acts of public enemy, labor disputes, strikes, lockouts, supply shortages, equipment failures, malfunctions of software provided by third parties and other failures delays or failures caused by third parties (including third party providers of services used in connection with the performance of this Agreement).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ARCHIPELAGO HOLDINGS, L.L.C.

BY:	/S/ GERALD D. PUTNAM
PRINT NAME: GERALD D. PUTNAM
PRINT TITLE:	CHIEF EXECUTIVE OFFICER

TOWNSEND ANALYTICS LTD.

BY:	/S/ STUART TOWNSEND
PRINT NAME: STUART TOWNSEND
PRINT TITLE:	PRESIDENT

RealNet

Townsend Analytics Subscriber Agreement

Schedule A

NAME OF SUBSCRIBER:	DATE OF AGREEMENT
INSTALLATION ADDRESS:	PHONE #
FAX #
E-MAIL (REQUIRED)

BILLING ADDRESS:		INTERNAL USE ONLY

Effective Date:

INTERNAL USE ONLY
LICENSED PRODUCT:	REALNET: ENHANCED VERSION	Domain

MINIMUM TERM:	30 Days	Customer #:

NUMBER OF AUTHORIZED DISPLAY DEVICES:		Must provide existing AMEX and NYSE account
numbers or complete the exchange agreements.
EXCHANGE PERMISSIONS:
Non-professional:	Professional:	AMEX ACCOUNT NO.:
NYSE ACCOUNT NO.:

NYSE - New York Stock Exchange, bid/ask, Last Sale

AMEX - American Stock Exchange, bid/ask, Last sale

AMEX - American Stock Exchange, ticker (extra exchange fee applies)

NASDAQ - NASDAQ Stock Market, bid/ask Level 1/Last Sale

NASDAQ - NASDAQ Stock Market, bid/ask/Level 1/Last Sale/Level 2

OPRA - Options Price Reporting Authority

CME - Chicago Mercantile Exchange

CME Chicago Mercantile Exchange - Currency futures only

CBOT Chicago Board of Trade

PROFESSIONAL SUBSCRIBERS WILL BE BILLED FOR THE EXCHANGE FEES DIRECTLY BY THE NEW YORK STOCK EXCHANGE AND THE AMERICAN STOCK EXCHANGE. EXCHANGE FEES FOR NASDAQ AND OTHER EXCHANGES WILL BE COLLECTED FROM SUBSCRIBER BY TOWNSEND ANALYTICS FOR PAYMENT TO THOSE EXCHANGES.

SUBSCRIBER MUST CERTIFY THAT IT IS EITHER A PROFESSIONAL OR NON-PROFESSIONAL USING THE FOLLOWING GUIDELINES SET FORTH BY THE NEW YORK STOCK EXCHANGE, THE AMERICAN STOCK EXCHANGE, NASDAQ AND OPRA: “NON-PROFESSIONAL MEANS A NATURAL PERSON WHO IS NEITHER: A) REGISTERED OR QUALIFIED WITH THE SECURITIES AND EXCHANGE COMMISSION, THE COMMODITIES FUTURES TRADING COMMISSION, ANY STATE SECURITIES AGENCY, ANY SECURITIES EXCHANGE OR ASSOCIATION, OR ANY COMMODITIES OR FUTURES CONTRACT MARKET OR ASSOCIATION: B) ENGAGED AS AN “INVESTMENT ADVISOR” AS THAT TERM IS DEFINED IN SECTION 201(11)

OF THE INVESTMENT ADVISOR ACT OF 1940 (WHETHER OR NOT REGISTERED OR QUALIFIED UNDER THAT ACT); NOR: C) EMPLOYED BY A BANK OR OTHER ORGANIZATION EXEMPT FROM REGISTRATION UNDER FEDERAL AND/OR STATE SECURITIES LAWS TO PERFORM FUNCTIONS THAT WOULD REQUIRE HIM/HER TO BE SO REGISTERED OR QUALIFIED, IF HE/SHE WERE TO PERFORM SUCH FUNCTIONS FOR AN ORGANIZATION NOT SO EXEMPT.”

NON-PROFESSIONAL:

SUBSCRIBER HEREBY APPLIES, IN HIS/HER INDIVIDUAL AND PERSONAL CAPACITY, AND NEITHER AS A PRINCIPAL, OFFICER, PARTNER, EMPLOYEE OR AGENT OF ANY BUSINESS NOR ON BEHALF OF ANY OTHER INDIVIDUAL, TO BE CLASSIFIED AS A NON-PROFESSIONAL.

PROFESSIONAL:

SUBSCRIBER HEREBY DECLARES THAT IT IS CONSIDERED A PROFESSIONAL GIVEN THE ABOVE MENTIONED GUIDELINES, OR IT IS A COMPANY USING DATA TO GAIN ANY INFORMATION OTHER THAN THE PRICE OF ITS OWN COMPANY. IF A SUBSCRIBER IS A PROFESSIONAL AND WOULD LIKE TO USE THE INFORMATION FOR ITS OWN INVESTMENT PURPOSES, THE SUBSCRIBER IS STILL CONSIDERED A PROFESSIONAL.

SUBSCRIBER ACKNOWLEDGES AND AGREES THAT IF ITS STATUS WITH RESPECT TO ANY OF THE FOREGOING STATEMENTS IS AFFECTED OR CHANGED IN ANY WAY, SUBSCRIBER SHALL IMMEDIATELY NOTIFY TOWNSEND ANALYTICS, LTD. IN WRITING OF SUCH CHANGE IN STATUS OR POSITION. IN ADDITION TO OTHER REMEDIES AVAILABLE TO TOWNSEND ANALYTICS, LTD. AND THE EXCHANGES, SUBSCRIBER SHALL BE LIABLE TO TOWNSEND ANALYTICS, LTD. AND THE EXCHANGES FOR THE DIFFERENCE BETWEEN ANY FEES AND COSTS ACTUALLY PAID BY SUBSCRIBER AND THE FEES AND COSTS APPLICABLE TO PROFESSIONAL SUBSCRIBERS FOR THE SAME TYPE OF INFORMATION THE SUBSCRIBER IMPROPERLY RECEIVED AS A NON-PROFESSIONAL.

SUBSCRIBER HAS MADE ARRANGEMENTS WITH ARCHIPELAGO, L.L.C. FOR RECEIPT OF THE SERVICES. TOWNSEND ANALYTICS, LTD. WILL NOT BILL SUBSCRIBER FOR THE SERVICES BUT WILL RECEIVE PAYMENT SOLELY FROM ARCHIPELAGO. SUBSCRIBER, AS A CONDITION OF RECEIPT OF THE SERVICE, AGREES TO ABIDE BY THE TERMS AND CONDITIONS OF THE AGREEMENT (EXCEPTING THOSE RELATED TO PAYMENT.)

ACCEPTED BY SUBSCRIBER	ACCEPTED BY TOWNSEND ANALYTICS, LTD.

Signature:	SIGNATURE:

Print Name and Title:	PRINT NAME AND TITLE:

ACCEPTED BY ARCHIPELAGO, L.LC.

Signature:

Print Name and Title:

CONFIDENTIAL

SCHEDULE A

REALNET SUBSCRIBER AGREEMENT

SUBSCRIBER NAME:

The subscriber set forth above (“Subscriber”) hereby subscribes to the services provided by Townsend Analytics, Ltd. (“TAL”), known as “Services” and comprised of the information and software components selected by Subscriber as set forth in Schedule A hereto (any and all such components collectively referred to herein as “the Services”; any and all information collectively referred to herein as “Information”; any and all Information provided by various stock exchanges, commodity exchanges, and other sources collectively referred to as “Sources”; and any and all software components collectively referred to herein as “the Licensed Product”. Subscriber shall give prompt written notice of any change of the name, nature, or place of Subscriber’s business to TAL. Subscriber and TAL hereby mutually agree as follows:

TERM. The term of this Agreement shall be for a Minimum Term as described in Schedule A below commencing on the Effective Date. The Effective Date shall be defined as the date upon which the Licensed Product is authorized by TAL to access the data feed. This Agreement shall automatically renew at the end of each period for another Minimum Term, unless it is either terminated effective at the end of any term with written notice by either party given to the other party at least thirty (30) days prior to the end of the then-current term or terminated pursuant to Paragraphs 12 or 15 of this Agreement.

LIMITED PERMISSION TO USE SERVICES. The Services are to be received by Subscriber solely for its internal use on the number of Authorized Display Device(s) initially as set forth in Schedule A and as may be subsequently increased or decreased from time to time by written notice to TAL and at the Installation Address designated in Schedule A. Subscriber’s “internal use” shall be deemed to also include use by third parties with whom the Subscriber shares but to whom Subscriber does not sell or beneficially provide the Licensed Product or Information, provided that usage by such third parties constitutes an integral and inseparable part of the Subscriber’s business. Subscriber will adopt and enforce all measures which TAL reasonably requires in order to prevent data, Information, or the Licensed Product from the Services from being redistributed or relocated from its authorized place of business. Subscriber further agrees that it will comply with any and all reasonable restrictions concerning the location of the Licensed Product in its place of business.

REQUIRED APPROVAL FROM SOURCES. Subscriber shall, prior to commencing any use of the Information, submit application to and receive written approval from each and every Source. Subscriber agrees to comply with any conditions, restrictions or limitations imposed by any of the Sources, including paying all such fees or charges as such Sources may impose either directly or through TAL. Failure of Subscriber to comply with the provisions of this Paragraph shall constitute a material breach of this Agreement.

TERMINATION BY SOURCES. Subscriber acknowledges that the Sources described in Paragraph 3 may have the right to terminate provision of the Information to Subscriber with or without notice and that neither any such Source nor TAL shall have any liability in connection therewith.

INDEMNIFICATION. Subscriber agrees to indemnify and hold TAL and any third party providers harmless from any and all losses, damages, liabilities, costs, charges, and expenses, including reasonable attorneys’ fees and such fees and/or penalties as any exchanges or third party providers may impose, arising out of any breach or alleged breach by Subscriber of its obligations under this Agreement or any failure to comply with the requirements of or obligations imposed by any such exchange or third party provider. Subscriber agrees that TAL, any third party provider or Sources shall not have any liability for the accuracy or completeness of the Information or for delays, interruptions, or omissions therein. This Paragraph shall survive any termination of this Agreement.

(A) LIMITED PERMISSION TO COPY LICENSED PRODUCT AND INFORMATION. Subscriber expressly acknowledges that the Services, including the Licensed Product and Information, is developed and prepared by TAL and third party providers through the application of methods and standards of judgment developed and applied through the expenditure of substantial time, effort, and money. Subscriber acknowledges that the Services, including the Licensed Product and Information contain trade secrets of TAL and third party providers, are protected by copyright law and constitute valuable property of TAL’s and third party providers’. Subscriber agrees that unauthorized copies or disclosure of the Licensed Product or Information will cause great damage to TAL and third party providers, which damage far exceeds the value of the copies or information involved.

(B) Subscriber shall not use, copy, modify, or transfer the Licensed Product, in whole or in part, except as expressly provided for herein. Subscriber may make one copy of the Licensed Product for archive or emergency backup purposes, provided that such copy shall be subject to this Agreement (except for fees) and shall bear the appropriate trademarks, copyright notices and other proprietary notices contained in versions of the Licensed Product provided by TAL under this Agreement. Subscriber agrees that it shall not allow the Licensed Product to be reverse engineered, decompiled, disassembled, or modified.

INSPECTION OF USE OF SOFTWARE, AND INFORMATION. At all times, upon twenty-four (24) hours notice to Subscriber, any person or persons designated by TAL will have full and free access to the place of business designated in Schedule A to observe the use of the Services and Licensed Product and to inspect, maintain, and/or remove the Licensed Product.

PAYMENTS. Unless otherwise provided in Schedule A, Subscriber agrees to pay TAL in advance on the first day of each month the applicable monthly fees for the Services and other fees and charges as set forth in Schedule A (including any software license, maintenance, and installation fees) plus any applicable federal, state, or local sales, use, property, or other taxes, duties, or assessments imposed on transactions hereunder. It is understood that such monthly fees will include exchange fees and third party data and software license fees as billed by TAL or as may be billed to Subscriber directly by the exchanges or such other providers. The charges set forth in Schedule A shall remain unchanged during the initial Minimum Term. However, upon written notice to Subscriber at least thirty (30) days prior to the end of each Term, including the initial Term, TAL may change any and all charges for succeeding terms. All exchange fees and third party provider fees are subject to change at any time.

COMPLIANCE WITH LAWS. The furnishing of the Services is conditioned upon Subscriber’s strict compliance with the provisions of this Agreement and with all federal, state, local, and exchange rules, regulations, and contract terms, which may pertain to the use of the Services. Notwithstanding any other term of this Agreement, it is understood and agreed by Subscriber that TAL may discontinue the Service or any portions thereof, without notice or liability, whenever the exchanges or other third party providers require such discontinuance. In addition, TAL shall not be liable for any actions taken by any communication service providers who may affect the Services, including, without limitation, actions which result in the termination or interruption of the Services.

DISCLAIMER. TAL expressly disclaims all warranties, express or implied with respect to the Services, including, but not limited to Information and Licensed Product, and their quality of performance including warranties of merchantability and fitness for a particular purpose. TAL makes no representation concerning the likelihood of profitable trading using the Services. The Licensed Product is licensed “as is” and “with all faults.” The sales personnel, employees, and dealers of TAL are not authorized to make warranties binding on TAL about the Services. Accordingly, additional oral statements do not constitute warranties and should not be relied upon and are not part of this Agreement. Neither TAL nor any of its affiliates, the exchanges, or third party providers, warrant that the Services will be uninterrupted or error-free. Subscriber expressly agrees that use of the Services is at Subscriber’s sole risk.

LIMITS OF LIABILITY. TAL and its affiliates, and the exchanges and third party providers will in no way be liable for any money damages resulting from claims made by Subscriber or third party(s) for errors, omissions, or delays regardless of cause, in the Services or in any of the data and information and software contained therein, or caused by any TAL or third party software used in connection therewith, or for any damages (whether direct or indirect, or consequential, punitive, special or exemplary, including, but not limited to, loss of profits) resulting therefrom, regardless of cause. Should this limitation be held invalid, liability of TAL and its affiliates and third party providers, shall in the aggregate in no event exceed $100.

CHANGE OF COMMUNICATIONS CARRIERS. Notwithstanding any other term of this Agreement, TAL may, in its sole discretion and at any time, change the communications carriers used by TAL. If communications carrier charges incurred by TAL are increased by the carriers, TAL may, on written notice to Subscriber, immediately increase the monthly fees charged to Subscriber to reflect such increase. In the event of such an increase, Subscriber shall have the right to terminate this Agreement without penalty provided that Subscriber gives written notice of termination to TAL within thirty

(30) days of receipt of notice from TAL.

FAILURE TO PAY FEES. Failure by Subscriber to pay any monthly fees or other fees or charges in connection with the Services within thirty (30) days of the due date shall constitute a material breach of this Agreement. TAL reserves the right, in addition to other remedies, to suspend access to the service. TAL may assess a late charge at a rate of 2.0% per month from the due date on all unpaid balances.

USE OF SOFTWARE AND INFORMATION. Subscriber shall have no right in or to any software, or information, except the right to use the same in the course of Subscriber’s business consistent with the provisions herein. Subscriber shall not assign, pledge, or encumber the Licensed Product and Subscriber shall keep the Licensed Product free and clear of all liens, levies, and encumbrances. Failure to do so shall constitute a material breach of this Agreement. Subscriber will promptly return to TAL or its contractors or agents the Licensed Product when the Services are terminated.

TERMINATION. Should Subscriber file a petition in bankruptcy or be adjudicated bankrupt, or if a petition in bankruptcy is filed against Subscriber, or if Subscriber makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy act or takes advantage of the insolvency laws of any State, or if Subscriber discontinues all of its business, the Services may be immediately terminated by TAL without notice. TAL may terminate the Services, upon written notice to Subscriber, if in TAL’s reasonable judgment, Subscriber is in material breach of any of its obligations under this Agreement. Termination of this Agreement under the provisions of this Paragraph shall be without prejudice to any other remedy which TAL may have against Subscriber. Upon termination of this Agreement, all fees and charges incurred to such date shall become immediately due and payable. In addition to and notwithstanding the above, if Subscriber or any of its employees, agents, or representatives shall attempt to use or dispose of the Services in a manner contrary to the terms of this Agreement, TAL shall have the right, in addition to such other remedies as may be available to it, to injunctive relief enjoining such acts or attempts, it being acknowledged that legal remedies are inadequate.

NO UNLAWFUL USE OF SERVICES. Subscriber agrees that it will not engage in, and represents that it is not currently engaged in, the operation of any unlawful transactions or business and Subscriber agrees that it will not use or permit anyone to use the Services for any unlawful purpose.

RELATIONSHIP BETWEEN PARTIES. The relationship between Subscriber and TAL is that of independent contractors and nothing contained in this Agreement shall be construed to constitute the parties as partners, joint ventures, or agents of one another. This Agreement shall not be assigned or otherwise transferred by Subscriber without the prior written consent of TAL.

GENERAL. Subscriber represents that the signatory below is authorized to act in behalf of the named Subscriber. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements between the parties with respect to its subject matter, and nothing stated heretofore or hereafter will be considered part of this Agreement without a mutually agreeable amendment executed by an authorized representative of the parties. None of the provisions of this Agreement shall be deemed to be waived or modified, other than as expressly stated in writing signed by both parties. The failure of either of the parties hereto to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed to be a waiver or modification by the parties of any of their rights under this Agreement. Any notices required to be sent hereunder shall be sent by mail to the respective address set forth below, unless either party notifies the other of a change in such address.

GOVERNING LAW. This Agreement shall be governed by the laws of the State of Illinois, without regard to the choice of law provisions thereof, and Subscriber agrees that any action arising out of this Agreement or the breach thereof shall be resolved in Illinois and Subscriber hereby agrees to submit to the exclusive jurisdiction of the Illinois courts for the resolution of any such dispute.

PAYMENT OF COSTS AND FEES. In the event any legal action is taken by TAL with respect to the Service, Subscriber, agrees to pay all court costs, including disbursements and reasonable attorneys’ fees.

FORCE MAJEURE. Neither party shall have any liability for any default resulting from force majeure, which shall be deemed to include any circumstances beyond its control. Such circumstances shall include, but are not limited to: acts of the government, fires, floods, strikes, civil disturbances or terrorism, or power, communications line, satellite or network failures.

AGREED TO:	SERVICE ACCEPTED BY:

(Authorized Signature of Subscriber)	Title:

TOWNSEND ANALYTICS, LTD.

(Name and Title - Please Print)	100 S. Wacker Drive Suite 2040, Chicago, IL 60606

(Date)	(Date)

SCHEDULE B

North America

SCHEDULE C

ITEM	LIST PRICE

Basic Package	$250.00
(Features as described in Schedule A)

Option Analytics	$25.00
Excel (DDE) Interface	$25.00

SCHEDULE D

RealTick is a 32-bit Windows program that displays real-time and historical market prices in quote screens, charts and tables. Multiple windows can be created on various user-configurable pages. For purposes of this Agreement, RealTick is defined as the following permissioned features:

Basic Package

•                                          Multi-Quote

•                                          Ticker

•                                          MarketMinder

•                                          Regional Display

•                                          MarketMakers (NASDAQ Level II)

•                                          Charts with Studies

•                                          Time & Sales and other tables

•                                          Fixed Page News

•                                          News Alerts

•                                          Stocks Display

•                                          TurboOptions without Options Analytics

•                                          Web Browser

•                                          Alarms

•                                          News

RealTrade features

•                                          Order Entry

•                                          Trade management

•                                          Baskets

•                                          Reserve Orders

•                                          Position Management

Optional Add-On Services

•                                          Option Analytics

•                                          Excel (DDE) Interface

•                                          Both parties acknowledge that RealTick may, by mutual consent, also include other features not covered by this definition.